Exhibit 16.2

May 19, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Cartesian, Inc.’s Form 8-K/A (Amendment No. 1) dated May 19, 2016, and have the following comments:

1.	We agree with the statements made in paragraphs 1, 2, 3, and 4.

2.	We have no basis on which to agree or disagree with the statements made in paragraph 5 and 6

Yours truly,

 /s/ Deloitte & Touche LLP